Registration Statement No. 333-_______
As filed with the Securities and Exchange Commission on April 6, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Nano-Proprietary, Inc.
(Exact Name of Registrant as Specified in its Charter)

State of Texas
(State or Other Jurisdiction
of Incorporation or Organization)

Nano-Proprietary, Inc.
3006 Longhorn Boulevard, Suite 107
Austin, Texas 78758
(512) 339-5020

(Address, and telephone number of
Registrant’s principal executive offices)

76-0273345
(I.R.S. Employer
Identification Number)

Douglas P. Baker
Chief Financial Officer
Nano-Proprietary, Inc.
3006 Longhorn Boulevard
Austin, Texas 78758
(248) 391-0612
(Name, Address, and telephone number of
agent for service)

____________________
Copies To:
Donald T. Locke
434 Fayetteville Street
Suite 600
Raleigh, North Carolina 27601
(919) 807 - 5623

AMENDED AND RESTATED 1992 OUTSIDE DIRECTORS’ STOCK OPTION PLAN
AMENDED AND RESTATED 1992 EMPLOYEE STOCK OPTION PLAN
AMENDED AND RESTATED 1998 DIRECTORS AND OFFICERS STOCK OPTION PLAN
2002 EQUITY COMPENSATION PLAN
(Full Title of the Plans)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, par value $.001 per share	9,317,760

Total	9,317,760	$2.89	$26,928,326	$1,020.46(1)
(1)
Amount represents the total number of shares of common stock issuable pursuant to the above referenced plans, as amended, of which 6,317,760 shares were previously registered on Registration Statement No. 333-105867 for which registration fees have previously been paid. A total 3,000,000 of new shares are being registered on this statement.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and (h), based on the average of the high and low sales prices per share of common stock as reported by the OTC Bulletin Board on April 1, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to specified directors, officers and employees pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reoffering and resales of up to 4,509,383 shares of common stock acquired by selling shareholders through participation in Nano-Proprietary’s Amended and Restated 1992 Outside Directors’ Stock Option Plan, its Amended and Restated 1992 Employee Stock Option Plan, its Amended and Restated 1998 Directors and Officers Stock Option Plan, and its 2002 Equity Compensation Plan.

REOFFER PROSPECTUS

NANO-PROPRIETARY, INC.

4,509,383 Shares of Common Stock
(par value $.001 per share)

This Reoffer Prospectus relates to the offer and sale of shares of common stock, par value $.001 per share, of Nano-Proprietary, Inc., which may be offered from time to time by any or all of the selling shareholders named in this Reoffer Prospectus for their own benefit. The shareholders acquired these shares of common stock through the exercise of options granted to them in connection with the following plans.

(1)	Amended and Restated 1992 Outside Directors’ Stock Option Plan
(2)	Amended and Restated 1992 Employee Stock Option Plan,
(3)	Amended and Restated 1998 Directors and Officers Stock Option Plan
(4)	The 2002 Equity Compensation Plan.

This is not an underwritten offer. The shareholders who sell shares of common stock covered by this Reoffer Prospectus will receive all proceeds from those sales. Nano-Proprietary will receive no part of the proceeds from the sale of the shares, which may be offered by the selling shareholders, but may receive funds upon the exercise of the options pursuant to which the selling shareholders will acquire the shares covered by this Reoffer Prospectus. Any funds received by Nano-Proprietary will be used for working capital. Nano-Proprietary will bear all the expenses of the Registration Statement, of which this reoffer prospectus is a part, and the selling shareholders will bear all selling and other expenses involved in their sales.

See “Risk Factors” beginning on page 4 for a discussion of certain risk factors that you should consider. You should read the entire reoffer prospectus before making an investment decision.

Nano-Proprietary’s common stock is traded and quoted on the OTC Bulletin Board under the symbol “NNPP”. On April 1, 2005, the closing price of the common stock as reported on the OTC Bulletin Board was $2.91 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________
The date of this Reoffer Prospectus is April 6, 2005.

REOFFER PROSPECTUS SUMMARY

The following summary highlights all of the material information from this document. You should read carefully this entire document and the documents to which we have referred you. Unless the context otherwise requires, the term “Nano-Proprietary” refers to Nano-Proprietary, Inc. and its subsidiaries.

Nano-Proprietary

The executive offices of Nano-Proprietary are located at 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, and its telephone number is (512) 339-5020.

The Offering; Plan of Distribution

This prospectus relates to 4,509,383 shares of common stock, par value $.001 per share, of Nano-Proprietary, a Texas corporation, which may be offered for sale by certain shareholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Company’s

•	AMENDED AND RESTATED 1992 OUTSIDE DIRECTORS’ STOCK OPTION PLAN
•	AMENDED AND RESTATED 1992 EMPLOYEE STOCK OPTION PLAN
•	AMENDED AND RESTATED 1998 DIRECTORS AND OFFICERS STOCK OPTION PLAN
•	2002 EQUITY COMPENSATION PLAN.

As of April 1, 2005, Nano-Proprietary had 98,659,547 shares of its common stock issued and outstanding.

Risk Factors

See “Risk Factors” beginning on page 4 of this prospectus for a discussion of certain factors related to the Company and the common stock offered in this prospectus.

RISK FACTORS

The common stock being offered hereby involves a high degree of risk. You should carefully consider the following risk factors in addition to other information contained in this prospectus in deciding whether to invest in our shares of common stock.
Our success is dependent on our principal technologies

Our field emission technology, sensors, and nanomaterials which include composites, are emerging technologies. Our financial condition and prospects are dependent upon our licensing these technologies to others. Additional R&D needs to be conducted on the carbon nanotube technology before others can produce products using this technology. Market acceptance of products using our technology will be dependent upon the acceptance within the industries of those products of the quality, reliability, performance, efficiency, and breadth of application and cost-effectiveness of the products. There can be no assurances that these products will be able to gain commercial market acceptance.

Our technology development is in its early stages and the outcome is uncertain

Our many applications of nanotechnologies, and certain products that use these technologies, will require significant additional development, engineering, testing and investment prior to commercialization. We are exploring the use of our technology in several different types of products, in addition to the cathodes that we have developed that currently use this technology. We have developed proof of concepts of potential products based on carbon nanotube technologies. We are developing products jointly with others based on our technology. Upon successful completion of the development process, our development partners will be required to license our technology to produce and sell the products. Our development partners retain all rights to any intellectual property that they develop in the process.

If any of the products that are being developed using our technologies are developed, it may not be possible for potential licensees to produce these products in significant quantities at a price that is competitive with other similar products. At the present time, the only revenue that we receive related to our technology is related to reimbursed research expenditures, development fees, and the license agreement with Oxford Instruments. These revenues are identified in our quarterly filings on Form 10-Q and Form 10-QSB, and our annual filings on Form 10-K as revenues of our Applied Nanotech, Inc. subsidiary in the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections. We also anticipate receiving up-front license fees in 2005.

Products using our technology may not be accepted by the market

Since our inception, we have focused our product development and R&D efforts on technologies that we believe will be a significant advancement over currently available technologies. With any new technology, there is a risk that the market may not appreciate the benefits or recognize the potential applications of the technology. Market acceptance of products using our technology will depend, in part, on our ability to convince potential customers of the advantages of such products as compared to competitive products. It will also depend upon our ability to train manufacturers and others to use our products.

Our development partners have certain rights to jointly developed property and to license our technology

We have committed to license our technology to our development partners upon completion of certain development projects that are in process. The terms of any such license have not yet been determined. One of our development partners, a large Japanese display company, has paid us $2.0 million for research services and has the right to offset this payment against any future license fee payments due as a result of an existing license agreement that we have with this company. Our development partners in the HYFED™ project also have rights to any jointly developed property; however, any such jointly developed property would be based, at least in part, on our underlying technology and would require our partners to enter into an agreement with us. See also “Our technology development is in its early stages and the outcome is uncertain” above for further discussion.

We may not be able to provide system integration

In order to prove that our technologies work and will produce a complete product, we must ordinarily integrate a number of highly technical and complicated subsystems into a fully integrated prototype. There is no assurance that we will be able to successfully complete the development work on some of our proposed products or ultimately develop any market for those products.

Many products that may be developed using our technology will have to be integrated into end-user products by manufacturers of those products. Although we intend to develop products to be integrated into existing manufacturing capabilities, manufacturers may be required to make modifications to, or expand their manufacturing capabilities. Manufactures may not elect to integrate products using our technology into their end-user products, or they may not devote adequate resources to modifying their manufacturing capabilities so that our technologies can be successfully incorporated into their end-user products. The complexity of integration may delay the introduction of products using our technology.

Rapid technological changes could render our technology obsolete and we may not remain competitive

The display industry and other industries in which we compete are highly competitive and are characterized by rapid technological change. Our existing and proposed products will compete with other existing products and may compete against other developing technologies. Development by others of new or improved products, processes or technologies may reduce the size of potential markets for our products. There is no assurance that other products, processes or technologies will not render our proposed products obsolete or less competitive. Many of our competitors have greater financial, managerial, distribution, and technical resources than we do. We will be required to devote substantial financial resources and effort to further R&D. There can be no assurances that we will successfully differentiate our technology from our competitors' technology, or that we will adapt to evolving markets and technologies, develop new technologies, or achieve and maintain technological advantages.

We have limited resources and our focus on particular products may result in our failure to capitalize on other opportunities

We have limited resources available to successfully develop and commercialize our technology. As of March 14, 2005, we had 23 full-time employees, 1 part-time employee, and 2 substantially full time consultants. There is a wide array of potential applications for our technology and our limited resources require us to focus on specific product areas, while ignoring others.

We have limited manufacturing capacity and experience

We have no established commercial manufacturing facilities in the area of  the carbon nanotube field emission technology in which we are conducting our principal research. At the present time, we have no intention of establishing a manufacturing facility related to our field emission technology, sensors, nanomaterials which include using composites, or any other aspects of our technology. We are focusing our efforts on licensing our technology to others for use in their manufacturing processes. To the extent that any of our other products require manufacturing facilities, we intend to contract with a qualified manufacturer.

We are dependent on the availability of materials and suppliers

The materials used in producing current and future products using our technology are purchased from other vendors. We anticipate that the majority of raw materials used in products to be developed by us will be readily available to manufacturers. However, there is no assurance that the current availability of these materials will continue in the future, or if available, will be procurable at favorable prices.

We have no current royalty agreements producing significant revenue

Our future strategy is dependent on licensing our technology to other companies and obtaining royalties based on products that these licensees develop and sell. We have no plans to manufacture and sell any carbon nanotube field emission products ourselves, and as such, we have no carbon nanotube field emission product revenues. We signed a license agreement in 1999, for a one-time, up front, payment of approximately $5.6 million. This was a non-exclusive license to Canon, Inc. that covered substantially all of our field emission patents, but excluding the basic carbon nanotube patent and specific applications for other field emission display patents including, but not limited to, large area color displays. This license will produce no future revenue unless Canon decides to license the additional patents or the excluded field emission display applications. In 2002, we signed another license agreement with a large Japanese display manufacturer. This license agreement calls for us to be paid royalties equal to 2% of the licensee’s sales of products using our technology. The licensee also will receive credit against royalties due under the agreement for $2 million of research funding and up-front payments that the licensee has provided to us from 2001 to 2003. Accordingly, no royalties will be due under the agreement until sales of the licensee’s products exceed $100 million.

We expect to license our technology to be used in other applications. See additional discussion in the risk factor “Our technology development is in its early stages and the outcome is uncertain”. It is our intention that all future license agreements will include a provision that requires the payment of ongoing royalties, although there can be no assurance that will occur.

The health effects of nanotechnology are unknown

There is no scientific agreement, but some scientists believe that in some cases, nanomaterials may be hazardous to an individual’s health or the environment. The science of nanotechnology is based on arranging atoms in such a way as to modify or build materials in such a way as never made in nature; and therefore the effects are unknown. The Company takes appropriate precautions for its employees working with carbon nanotubes and believes that any health risks related to carbon nanotubes used in potential products can be minimized. Future research into the effects of nanomaterials in general, and carbon nanotubes in particular, on health and environmental issues may have an adverse effect on products using our technology.

We have a history of net losses

We have a history of net losses. From our inception through December 31, 2004, we incurred net losses of approximately $80 million. Our only profitable year was 1999, based on the strength of a license agreement of approximately $5.6 million signed in March 1999.  We have incurred net income and  losses as shown below:

Year Ended December 31	Net Income (Loss)

1995	($14,389,856)
1996	($13,709,006)
1997	($6,320,901)
1998	($3,557,548)
1999	$1,118,134
2000	($7,671,014)
2001	($5,081,559)
2002	($4,908,856)
2003	($4,214,202)
2004	($4,612,026)

Although we expect to be profitable in the future, we may not be.  Our profitability in 2005 is dependent on the signing of additional license agreements or obtaining additional research funding. We may, however, continue to incur additional operating losses for an extended period of time as we continue to develop proof of concepts. We do, however, expect the magnitude of those losses, if they continue, to decrease. We have funded our operations to date primarily through the proceeds from the sale of our equity securities and debt offerings. We are primarily a contract research and development organization and are dependent on license agreements and research funding to achieve profitability.   In order to continue development of our technology, we anticipate that substantial research and development expenditures will continue to be incurred.

The loss of key personnel could adversely affect our business

Our future success will depend on our ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense. We may not be able to attract and retain all personnel necessary for the development of our business. In addition, much of the know-how and processes developed by us reside in our key scientific and technical personnel. The loss of the services of key scientific, technical and managerial personnel could have a material adverse effect on us until we are able to replace those personnel.

Our revenues have been dependent on government contracts in the past

In many years, a significant part of our revenues is derived from contracts with agencies of the United States government. Following is a summary of those revenues for the past ten years:
Year Ended December 31	Revenues from Government Contracts	Percentage of Total Revenue
1995	$1,009,000	33%
1996	$2,869,000	50%
1997	$854,000	24%
1998	$0	0%
1999	$0	0%
2000	$352,341	13%
2001	$466,680	15%
2002	$254,152	18%
2003	$339,790	44%
2004	$305,721	80%

We currently have binding commitments for future government funding of approximately $130,000. We do not intend to seek any government funding unless it directly relates to achievement of our strategic objectives.

Contracts involving the United States government are, or may be, subject to various risks including, but not limited to, the following:

•	Unilateral termination for the convenience of the government

•	Reduction or modification in the event of changes in the government's requirements or budgetary constraints

•	Increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts

•	Potential disclosure of our confidential information to third parties

•	The failure or inability of the prime contractor to perform its prime contract in circumstances where we are a subcontractor

•	The failure of the government to exercise options provided for in the contracts

•
The right of the government to obtain a non-exclusive, royalty free, irrevocable world-wide license to technology developed under contracts funded by the government if we fail to continue to develop the technology.

We may have future capital needs and the source of that funding is uncertain

We expect to continue to incur substantial expenses for R&D, product testing, and administrative overhead. The majority of R&D expenditures are for the development of our technologies. Some of the proposed products using our technology may not be available for commercial sale or routine use for a period of up to two years. Commercialization of existing and proposed products that would use our technology may require additional capital in excess of our current capital. A shortage of capital could prevent us from achieving profitability for an extended period of time. Because the timing and receipt of revenues from the sale of products using our technology will be tied to the achievement of certain product development, testing, manufacturing and marketing objectives, which cannot be predicted with certainty, there may be substantial fluctuations in our results of operations. If revenues do not increase as rapidly as anticipated, or if product development and testing require more funding than anticipated, we may be required to curtail our expansion and/or seek additional financing from other sources. We may seek additional financing through the offer of debt or equity or any combination of the two at any time, although we do not expect to seek additional financing for the remainder of the year.

We have developed a plan to allow us to maintain operations until we are able to sustain ourselves and we believe our current cash levels are sufficient to fund operations until we reach that point. We have the existing resources to continue operations for a period through at least the end of 2005. Our plan is primarily dependent on raising funds through the licensing of our technology and revenue generated from performing contract research services. We intend to raise capital through debt or equity offerings, only if necessary. We expect to sign significant license and development contracts within the next year, although there can be no assurances that this will occur.

Our plan is based on current development plans, current operating plans, the current regulatory environment, historical experience in the development of electronic products and general economic conditions. Changes could occur which would cause certain assumptions on which this plan is based to be no longer valid. Our plan is primarily dependent on increasing revenues, licensing our technology, and raising additional funds through additional debt and equity offerings, only if necessary. If adequate funds were not available from operations or additional sources of financing, we may have to eliminate, or reduce substantially, expenditures for research and development, and testing of our products. We may have to obtain funds through arrangements with other entities that may require us to relinquish rights to certain of our technologies or products. These actions could materially and adversely affect us.

We are exposed to litigation liability

We have lawsuits that arise in the normal course of business. We have been subject to litigation in the past and have settled litigation in the past that has resulted in material payments. We expect all current lawsuits to be resolved with no material impact on our financial statements, and we are unaware of any other potential significant litigation. If we were to become subject to a judgment that exceeds our ability to pay, that judgment would have a material impact on our financial condition and could affect our ability to continue in existence.

We have technologies subject to licenses

As a licensee of certain research technologies through license and assignment agreements with Microelectronics and Computer Technology Corporation (“MCC”), we have acquired rights to develop and commercialize certain research technologies. In certain cases, we are required to pay royalties on the sale of products developed from the licensed technologies and fees on revenues from sublicensees. We also have to pay for the costs of filing and prosecuting patent applications. The agreement is subject to termination by either party, upon notice, in the event of certain defaults by the other party. We expect any royalty payments to be made to MCC to be insignificant based on the substantial amounts of revenues that would have to be generated to offset the costs of maintaining the patents over the years.

We have also licensed certain patents related to carbon nanotube technology from Till Keesman (“the Keesman patents”). We licensed 6 patents in 2000 in exchange for a payment of $250,000 payable in shares of our common stock. Under the terms of the agreement, we are obligated to pay license fees equal to 50% of any royalties received by the Company related to these patents. We are allowed to offset certain expenses, up to a maximum of $50,000 per year, against payments due under this agreement. The agreement also contains provisions related to minimum license fee payments. A total of $1,000,000 of minimum payments has been made, with the last payment made in May 2004. No future minimum payments are due and the minimum payments made to date can be offset against future royalties due under the license agreement. Certain of the products that we are developing may, in part, be based on some of the patents that we have licensed.

We may be unable to enforce or defend our ownership and use of proprietary technology

Our ability to compete effectively with other companies will depend on our ability to maintain the proprietary nature of our technology. Although we have been awarded patents, have filed applications for patents, or have licensed technology under patents that we do not own, the degree of protection offered by these patents or the likelihood that pending patents will be issued is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may already have, or may apply for and obtain patents that will prevent, limit or interfere with our licensees ability to make and sell our products using our technology. Competitors may also intentionally infringe on our patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to us. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties. Although third parties have not asserted infringement claims against us, there is no assurance that third parties will not assert such claims in the future. A major law firm has reviewed our patent portfolio and agreed to handle litigation related to certain of our patents on a contingency basis.

We also rely on unpatented proprietary technology, and there is no assurance that others will not independently develop the same or similar technology, or otherwise obtain access to our proprietary technology. To protect our rights in these areas, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how, or other proprietary information. While we have attempted to protect proprietary technology that we develop or acquire and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend upon further innovation and technological expertise.

We have never paid dividends

Nano-Proprietary has never paid cash dividends on its equity securities and does not intend to pay cash dividends in the foreseeable future. To the extent the Company has earnings in the future, the Company intends to reinvest such earnings in the business operations of the Company.

Shares of our common stock are eligible for future sale and could affect the price of our common stock

As of April 1, 2005, there were 98,659,547 shares of Nano-Proprietary common stock outstanding, of which 93,600,438 shares of such common stock were freely tradable without restriction or further registration under the Securities Act by persons other than “affiliates” of Nano-Proprietary. As of that date, the remaining shares of Nano-Proprietary common stock were deemed “restricted securities,” as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act. Under Rule 144, persons who have held securities for a period of at least one year may sell a limited amount of such securities without registration under the Securities Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of Nano-Proprietary, to sell their restricted securities without quantity limitations once they have completed a two-year holding period.

In addition to the shares of common stock which are outstanding as of April 1, 2005, a total of 9,317,760 shares of common stock have been reserved for issuance pursuant to our stock option plans. An additional 95,000 shares of common stock have also been reserved for issuance upon the exercise of warrants that have been issued by Nano-Proprietary.

No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Nano-Proprietary common stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of Nano-Proprietary common stock by Nano-Proprietary or by shareholders who hold “restricted securities,” or the perception that such sales may occur, could adversely affect prevailing market prices for the common stock.

A possible adverse effect on the price of our common stock could result from sales by selling shareholders in the market

Sales of or offers to sell substantial blocks of common stock currently held by certain shareholders, or the perception by investors, investment professionals or securities analysts of the possibility that such sales may occur could adversely affect the price of and market for the common stock.

The market for our common stock is volatile

The market price of the shares of Nano-Proprietary, Inc. common stock, like that of the common stock of many emerging technology companies, has fluctuated significantly in recent years and will likely continue to fluctuate in the future. The prices of securities of emerging technology companies currently rise rapidly in response to certain events, such as announcements concerning product developments, licenses and patents, although the outcome of such events may not be fully determined. It is expected that these reactions will continue in the future. Similarly, prices of such securities may fall rapidly if unfavorable results are encountered in product development or market acceptance. In the event that Nano-Proprietary, Inc. achieves earnings from the sale of products, securities analysts may begin predicting quarterly earnings. The failure of our earnings to meet analysts’ expectations could result in a significant rapid decline in the market price of our common stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many technology companies and which have often been unrelated to the operating performance of those companies. Such broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the common stock.

Our Restated Articles of Incorporation and Bylaws may inhibit a takeover

Nano-Proprietary’s Restated Articles and Bylaws contain a number of provisions that could make its acquisition by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult, including the following:

•	the Board is authorized to issue series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt;

•	the Board of Directors is divided into three classes of directors, with the result that approximately one-third of the Board of Directors are elected each year; and

•
except in limited circumstances, no shares of our preferred stock may be issued or sold to any officer or director of Nano-Proprietary or any shareholder owning more than five percent (5%) of Nano-Proprietary’s common stock without the affirmative vote of a majority of its disinterested shareholders.

See “Description of Capital Stock - Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law.”

Our Restated Articles and Bylaws limit our directors’ liability and provide for indemnification of directors and officers

Nano-Proprietary’s Restated Articles provide that a director will only be liable to Nano-Proprietary for the following:

• breaches of his duty of loyalty to Nano-Proprietary and its shareholders,

•	acts or omissions not in good faith or which constitute a breach of duty of a director of Nano-Proprietary or involves intentional misconduct or a knowing violation of law,

•	transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	acts or omissions for which liability is specifically provided by statute, and

•	acts relating to unlawful stock purchases or payments of dividends.

Thus, Nano-Proprietary may be prevented from recovering damages for certain alleged errors or omissions by its directors.

The Bylaws also provide that, under certain circumstances, Nano-Proprietary will indemnify its officers and directors for liabilities incurred in connection with their good faith acts. Such an indemnification payment might deplete our assets. While Texas law permits a shareholder to bring a derivative action on behalf of a corporation, the law relating to the remedies available to corporate shareholders is constantly changing. Shareholders who have questions concerning the fiduciary obligations of the officers and directors of Nano-Proprietary should consult with independent legal counsel. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nano-Proprietary pursuant to the foregoing provisions, or otherwise, Nano-Proprietary has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There are risks associated with forward-looking statements

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate”, “believe”, “expect”, “estimate”, “project”, “intend”, “plan”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Many factors mentioned in the following discussion, for example, product development, competition, and the availability of funding, will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

We undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the SEC. Also note that we have provided the above cautionary discussion of risks, uncertainties, and possibly inaccurate assumptions relevant to our business. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed above could also adversely affect the Company. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

The selling shareholders will receive all of the net proceeds from the sale of the shares of Nano-Proprietary common stock sold. Pursuant to this prospectus, Nano-Proprietary will not receive any of the proceeds from the sale of the shares by the selling shareholders. Nano-Proprietary will receive the proceeds from the exercise of the options, which proceeds will be used for working capital.

PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

The shares of common stock offered in this reoffer prospectus are being registered for re-offers and re-sales by selling shareholders of Nano-Proprietary, or their allowed transferees pursuant to the rules of the Securities and Exchange Commission, who may acquire such shares pursuant to the exercise of options granted or to be granted under the Amended and Restated Outside Directors’ Stock Option Plan, the Amended and Restated 1992 Employee Stock Option Plan, the Amended and Restated 1998 Directors and Officers Stock Option Plan and the 2002 Equity Compensation Plan (collectively, the "Plans"). The selling shareholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plans or other Option.

The selling shareholders will receive all proceeds from any such sales. Nano-Proprietary will not receive any of the proceeds from the sale of shares that may be offered pursuant to this reoffer prospectus. However, Nano-Proprietary may receive funds upon the exercise of the options pursuant to which the selling shareholders will acquire the shares covered by this prospectus, which funds, if any, will be used for working capital. The selling shareholders may sell shares of common stock in any one of the following ways: (1) through dealers; (2) through agents; or (3) directly to one or more purchasers. The distribution of the shares of common stock may be effected from time to time in one or more transactions (which may include block transactions) on the OTC Bulletin Board (whether pursuant to Rule 144 under the Securities Act or otherwise). Any such sale transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. If shares of common stock are sold through brokers, the selling shareholders may pay customary brokerage commissions and charges. The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders and any broker-dealers or agents that act in connection with the sale of the shares pursuant to this Reoffer Prospectus might be deemed “underwriters” within the meaning of Section 2 (11) of the Securities Act, and any discounts, commissions or concessions received by any such broker-dealer or agent and any profit on the resale of shares as principals might be deemed to be underwriting discounts and commissions, under the Securities Act.

Key employees deemed to be "affiliates" of Nano-Proprietary who acquired registered common stock under the Plans may be added to the selling shareholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person who directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with," Nano-Proprietary.

The following table sets forth the name of each selling shareholder, the nature of his position, office, or other material relationship with Nano-Proprietary within the past three years, the number of shares of common stock known by Nano-Proprietary to be beneficially owned by each selling shareholder as of April 1, 2005, the number of shares covered by this Prospectus and the number of shares and (if one percent or more) the percentage of the class to be owned by each selling shareholder if such selling shareholder were to sell all of the shares of common stock covered by this Prospectus:

SELLING SHAREHOLDERS TABLE

	Number of shares	Number of shares
	beneficially owned	covered
	prior to	by this
Shareholder	Offering (1)	Prospectus	Percentage(2)

Dr. Zvi Yaniv
Director, President, and
Chief Operating Officer	596,000	1,260,000	*

Marc Eller
Director, and
Chief Executive Officer	451,796	630,000	*

Ronald J. Berman
Outside Director	1,144,925	639,383	1.15%

Douglas P. Baker
Chief Financial Officer	564,500	1,075,000	*

David Sincox
Outside Director	520,000	395,000	*

Chuck Bailey
Outside Director	268,333	268,333	*

Edie Lee
Outside Director	166,667	166,667	*
Dr. Robert Ronstadt

Outside Director	75,000	75,000	*

TOTAL	3,787,221	4,509,383	3.70%

____________________
* Less than 1%
(1)	This number was calculated to include shares issuable upon the exercise of options granted to selling shareholders under the plans exercisable within 60 days of April 1, 2005.

(2)	Assuming all shares that may be offered hereby are sold and based on 98,659,547 shares outstanding at April 1, 2005.

DESCRIPTION OF SECURITIES BEING REGISTERED

The authorized capital stock of Nano-Proprietary consists of 120,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value$1.00 per share. The preferred stock may be issued in series; currently, no series of preferred stock are issued and outstanding.

After giving effect to the exercise of all 95,000 warrants and convertible note shares, there would be 98,754,547 shares of common stock issued and outstanding. A total of 9,317,760 shares of common stock are reserved for issuance under Nano-Proprietary’s stock option plans.

Common stock

The holders of common stock are entitled to one vote per share, voting with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the share-holders, including the election of directors. All issued and outstanding shares of common stock are fully paid and nonassessable. The common stock is currently listed on the OTC Bulletin Board.

Subject to any prior and superior rights of the preferred stock, the holders of common stock are entitled to receive dividends when, and if, declared by the Board of Directors from funds legally available. Currently, no series of preferred stock has rights that are prior and superior to the common stock with respect to dividends.

In the event of any liquidation, dissolution or winding up of the affairs of Nano-Proprietary, the holders of the common stock are entitled to receive, pro rata, any assets of the company remaining after payment has been made in full to the holders of any series of preferred stock with a liquidation preference.

Preferred stock

The preferred stock may be issued from time to time in one or more series as may be established and designated from time to time by the Board of Directors by resolution. The voting powers, prefer-ences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions of any series of preferred stock shall be as stated in the resolution or resolutions of the Board of Directors that provides for the designation of such series. With the exception of shares issued pursuant to any duly adopted stock option plan of Nano-Proprietary, no shares of preferred stock may be issued to any officer or director of Nano-Proprietary or any shareholder who directly or indirectly owns greater than five percent (5%) of the issued and outstanding voting stock of Nano-Proprietary or any affiliate of such persons, without the affirmative vote of a majority in interest of the disinterested shareholders. Under the Texas Business Corporation Act, each series of preferred stock is entitled to vote as a class with respect to a proposed amendment to Nano-Proprietary’s Restated Articles of Incorporation in certain circumstances. As of April 1, 2005, there is no preferred stock of Nano-Proprietary outstanding.

Shares Eligible for Future Sale

As of April 1, 2005, there were 98,659,547 shares of common stock outstanding, of which 93,600,438 shares of common stock were freely tradable without restriction or further registration under the Securities Act by persons other than “affiliates” of the Company. As of that date, the remaining shares of common stock were deemed “restricted securities,” as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act. Under Rule 144, persons who have held securities for a period of at least one year may sell a limited amount of such securities without registration under the Securities Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of Nano-Proprietary, to sell their restricted securities without quantity limitations once they have completed a two-year holding period.

In addition to the shares of common stock that are outstanding as of April 1, 2005, 9,317,760 shares of common stock have been reserved for issuance pursuant to Nano-Proprietary’s stock option plans. A total of 95,000 shares of common stock have also been reserved for issuance upon exercise of warrants that have been issued by Nano-Proprietary (all of which are subject to this prospectus).

No prediction can be made as to the effect, if any, that future sales, or the availability of shares of common stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock by Nano-Proprietary or by shareholders who hold “restricted securities,” or the perception that such sales may occur, could adversely affect prevailing market prices for the common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Registrar and Transfer Company, Inc., 10 Commerce Drive, Cranford, New Jersey 07016-3572.

Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law

Nano-Proprietary’s Restated Articles currently contain provisions that could be considered to have anti-takeover effects. First, the authorized and unissued shares of Nano-Proprietary’s preferred stock and common stock could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control of Nano-Proprietary, even though some shareholders may deem such an acquisition desirable. For example, the shares of unissued preferred stock and unissued common stock could be privately placed with pur-chasers who might support the Board of Directors in opposing a hostile takeover bid. The issuance of the unissued preferred stock with voting rights and/or the unissued common stock could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incum-bent directors, accomplish certain business combinations, or alter, amend, or replace provisions in Nano-Proprietary’s Restated Articles. To the extent that it impedes any such attempt, the unissued preferred stock and unissued common stock may serve to perpetuate current management. From time to time, Nano-Proprietary evaluates potential transactions and acquisitions, which if consummated, may require the issuance of the unissued preferred stock or unissued common stock.

Nano-Proprietary’s Restated Articles require a classified Board of Directors pursuant to which only one-third (1/3) of the Board of Directors is elected each year for a term of three years. Therefore, even when a shareholder, or a group of shareholders, has sufficient voting power to elect all of the directors to be elected every year, Nano-Proprietary’s classified Board could have the effect of requiring two successive annual meetings to replace a majority of the Board of Directors and three annual meetings to replace the entire Board of Directors. There is no cumulative voting with respect to the election of directors.

Nano-Proprietary’s Restated Articles also contain a provision which states that, with the sole excep-tion of shares issued pursuant to the duly adopted stock option plans, no shares of Nano-Proprietary’s preferred stock shall be issued or sold to any officer or director of Nano-Proprietary, or any share-holder who directly or indirectly owns more than five percent (5%) of the issued and outstanding vot-ing stock of Nano-Proprietary, or any affiliate of such a person, without the affirmative vote of a majority in interest of the disinterested shareholders of Nano-Proprietary.

Nano-Proprietary shall not be obligated to deliver notices or offer voting stock for sale pursuant to these provisions in respect of the following issuances of voting stock: (a) pursuant to employee, director or consultant stock option, purchase, bonus, exchange or other such plans or upon the exercise of options or other rights granted there under, and (b) in connection with transactions in which shares of voting stock are issued to security holders of a company being acquired by Nano-Proprietary or to a company some or all of whose assets are being acquired by Nano-Proprietary.

The Restated Articles limit the liability of directors of Nano-Proprietary in their capacity as directors. Specifically, the directors of Nano-Proprietary will not be liable to Nano-Proprietary or its shareholders for monetary damages for an act or omission in a director’s capacity as a director, except for liability for the following:

•	for any breach of the director’s duty of loyalty to Nano-Proprietary or its shareholders,

•
for any act or omis-sion not in good faith which constitutes a breach of duty of the director to Nano-Proprietary or acts or omis-sions which involve intentional misconduct or a knowing violation of the law,

•	for transactions from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or

•	for acts related to an unlawful stock repurchase or payment of a dividend.

The overall effect of the provisions in Nano-Proprietary’s current Restated Articles described above would be to make more difficult or discourage a merger, tender, offer or proxy contest, even if such trans-action or occurrence generally is favorable to the interests of the shareholders, or they may delay or frustrate the assumption of control by a holder of a large block of Nano-Proprietary’s securities and the removal of incumbent management, even if such removal may be beneficial to the shareholders.

EXPERTS

The consolidated balance sheets as of December 31, 2004 and 2003 and the consolidated state-ments of operations, stockholders’ equity (deficit) and cash flows for the years then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Sprouse & Anderson L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL OPINIONS

Legal matters in connection with the common stock offered hereby have been passed upon for the Company by Donald T. Locke, Esq. Mr. Locke will opine that the shares of common stock underlying the options, when such shares are duly delivered against payment as provided in the options, shall all be validly issued, fully paid, and nonassessable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Commission. This prospectus does not contain all of the information in the Registration Statement. The Registration Statement contains more information than this prospectus regarding Nano-Proprietary and its common stock, including exhibits and schedules. You can get a copy of the Registration Statement from the SEC at the address below or from its Internet site.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the documents we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.A., Judiciary Plaza, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC at the public reference section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains information regarding registrants at http:\\www.sec.gov. Copies of our public filings are also available on our website at http:\\www.nano-proprietary.com

Nano-Proprietary’s common stock is included in the OTC Bulletin Board under the symbol “NNPP”. Reports, proxy statements, and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, 3rd Floor, Washington, D.C. 20006 or obtained by calling the NASDAQ Public Reference Room Disclosure Group at 1-800-638-8241.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate” into this prospectus information we file with the Commission in other documents. This means we can disclose important information to you by referring to other documents that we have filed that contain that information. The following documents, which have been filed by Nano-Proprietary with the Commission pursuant to the Exchange Act (File No. 1-11602), are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

(1)	Nano-Proprietary’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2)
The description of Nano-Proprietary’s common stock which is contained in its Registration Statement on Form 8-A filed on November 19, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

You may request a copy of the documents incorporated by reference by oral or written request at no cost. Requests for copies should be directed in writing or by telephone to:

Nano-Proprietary, Inc.
3006 Longhorn Boulevard, Suite 107
Austin, Texas 78758
Attention: Corporate Secretary
(Telephone: (512) 339-5020)

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATON
FOR SECURITIES ACT LIABILITY

Article 2.02A(16) and Article 2.01-1 of the Texas Business Corporation Act and Article VIII of Nano-Proprietary’s Bylaws provide it with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, Nano-Proprietary has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors.

Additionally, Article Seven(C) of the Restated Articles, provides that a director of Nano-Proprietary is not liable to the company or its shareholders for monetary damages for any act or omis-sion in the director’s capacity as director, except that Article Seven(C) does not eliminate or limit the lia-bil-ity of a director for:

•	breaches of his duty of loyalty to Nano-Proprietary and its shareholders;

•	acts or omissions not in good faith or which constitute a breach of duty of a director or involve intentional misconduct or a knowing violation of law;

•	transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

•	acts or omissions for which liability is specifically provided by statute; and

•	acts relating to unlawful stock purchases or payments of dividends.

Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director existing at the time of the repeal or modification.

The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provi-sions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling per-son of the registrant in the successful defense of any action, suit or proceeding) is asserted by such direc-tor, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

The Commission allows us to “incorporate” into this prospectus information we file with the Commission in other documents. This means we can disclose important information to you by referring to other documents that we have filed that contain that information. The following documents, which have been filed by Nano-Proprietary with the Commission pursuant to the Exchange Act (File No. 1-11602), are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

(1)	Nano-Proprietary’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2)
The description of Nano-Proprietary’s common stock which is contained in its Registration Statement on Form 8-A filed on November 19, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Names Experts and Counsel

Not applicable

Item 6. Indemnification of Directors and Officers

Article 2.02A(16) and Article 2.01-1 of the Texas Business Corporation Act and Article VIII of Nano-Proprietary’s Bylaws provide it with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, Nano-Proprietary has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors. See “Item 9. Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.

Additionally, Article Seven(C) of the Restated Articles, provides that a director of Nano-Proprietary is not liable to the company or its shareholders for monetary damages for any act or omis-sion in the director’s capacity as director, except that Article Seven(C) does not eliminate or limit the lia-bil-ity of a director for:

•	breaches of his duty of loyalty to Nano-Proprietary and its shareholders;

•	acts or omissions not in good faith or which constitute a breach of duty of a director or involve intentional misconduct or a knowing violation of law;

•	transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

•	acts or omissions for which liability is specifically provided by statute; and

•	acts relating to unlawful stock purchases or payments of dividends.

Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director existing at the time of the repeal or modification.

The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

Item 7.  Exemption from registration claimed

Not applicable.

Item 8.  Exhibits

See Index to Exhibits on page II-5

Item 9. Undertakings

(a)          The undersigned registrant hereby undertakes:

 (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i)          To include any material information with respect to the plan of dis-tribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provi-sions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling per-son of the registrant in the successful defense of any action, suit or proceeding) is asserted by such direc-tor, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 6, 2005.

NANO-PROPRIETARY, INC.

By:	/s/ Marc W. Eller
Marc W. Eller Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc W. Eller	Chairman of the Board of	April 6, 2005
Marc W. Eller	Directors and Chief Executive Officer
(Principal Executive Officer)

/s/ Douglas P. Baker	Vice President,	April 6, 2005
Douglas P. Baker	Chief Financial Officer (Principal Financial and Accounting Officer)

Ronald J. Berman*
David R. Sincox*
Charles C. Bailey*
Eddie Lee*
Robert Ronstadt*
Dr. Zvi Yaniv*

*By  /s/ Douglas P. Baker
Pursuant to Power of Attorney

INDEX TO EXHIBITS

The exhibits indicated by an asterisk (*) are incorporated by reference from previous filings with the Commission.

Exhibit Number	Description of Exhibit
4.1*	Amended and Restated 1992 Outside Directors Plan (Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (No. 333-56547) dated June 9, 1998).
4.2*	Amended and Restated 1992 Stock Option Plan (Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (No. 333-56547) dated June 9, 1998).
4.3*	1998 Directors and Officers Stock Option Plan (Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (No. 333-56547) dated June 9, 1998).
4.4*	2002 Equity Compensation Plan (Exhibit 10.4 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004).
5.1	Opinion of Donald T. Locke, Esq. as to certain legal aspects of the offering.
23.1	Consent of Donald T. Locke, Esq. (included in Exhibit 5.1).
23.2	Consent of Sprouse & Anderson L.L.P.
24	Powers of Attorney